exhibit (g)(14)

Contacts:  Thomas Davies
           Todd Fogarty
           Kekst & Company
           212-593-2655

                                            FOR IMMEDIATE RELEASE
                                            ---------------------

         HENKEL PURCHASES LOCTITE SHARES IN TENDER OFFER
                          OWNS OVER 96%


     Dusseldorf, Germany, January 6, 1997 -- Henkel KGaA announced today that its subsidiary, Henkel Merger Corp., had accepted for payment and purchased all shares of Loctite Corporation common stock tendered pursuant to the tender offer for Loctite which expired as scheduled at 5:00 p.m., New York City time, on Friday, January 3, 1997. Henkel KGaA said that approximately 19,884,139 shares had been tendered in the tender offer, including approximately 597,575 by notice of guaranteed delivery, which, together with shares already owned by Henkel, constitute over 96% of the outstanding Loctite common stock. Henkel further stated that the planned merger of Loctite and Henkel Merger Corp. would be consummated as soon as practicable, which Henkel anticipates will occur within the month.

                             *  *  *